Exhibit 10.18
Second Amended and Restated
Managing General Agency Agreement
between
Homesite Insurance Company of Florida
and
Bowhead Specialty Underwriters, Inc.
Dated as of August 7, 2024

Table of Contents
ARTICLE 2 - AUTHORITY AND RESPONSIBILITY OF MANAGING GENERAL AGENT    2
ARTICLE 3 - COMPENSATION AND FEES    7
ARTICLE 4 - ACCOUNTING AND RECORDS    8
ARTICLE 5 - MANAGING GENERAL AGENT'S REPORTS AND REMITTANCES    11
ARTICLE 6 - EXPENSES    13
ARTICLE 7 - PREMIUM ESCROW ACCOUNT    14
ARTICLE 8 - CONTROL OF EXPIRATIONS    16
ARTICLE 9 - INDEPENDENT CONTRACTOR RELATIONSHIP    17
ARTICLE 10 - ADVERTISING    17
ARTICLE 11 - PRODUCERS AND PRODUCER LICENSING    17
ARTICLE 12 - CHANGE IN PRINCIPAL OFFICER OR DIRECTOR    19
ARTICLE 13 - INDEMNIFICATION    19
ARTICLE 14 - TERMINATION    20
ARTICLE 15 - REINSURANCE    23
ARTICLE 16 - COMPLAINTS    24
ARTICLE 17 - REQUIRED INSURANCE    25
ARTICLE 18 - CONFIDENTIALITY    26
ARTICLE 19 - MISCELLANEOUS    29
Exhibit A – Subject Business
Exhibit B – Underwriting Guidelines
Exhibit C – MGA Commission

    i

SECOND AMENDED AND RESTATED
MANAGING GENERAL AGENCY AGREEMENT
This Second Amended and Restated Managing General Agency Agreement (this “Agreement”), dated as of August 7, 2024, is made and entered into by and between Homesite Insurance Company of Florida, an Illinois corporation (the “Company”), and Bowhead Specialty Underwriters, Inc., a Delaware corporation (the “Managing General Agent”).
WHEREAS, the Company is a duly licensed insurance company organized in the State of Illinois; and
WHEREAS, the Managing General Agent is a producer and a managing general agent organized in the State of Delaware with a resident license in the State of Texas and is a licensed agent or producer in all states for which it is granted authority hereunder; and
WHEREAS, the Managing General Agent has the requisite professional experience to perform all such functions as the parties shall agree the Managing General Agent may lawfully advise upon relating to the Subject Business described in this Agreement;
WHEREAS, the Company has entered into a reinsurance agreement reinsuring all business produced hereunder to American Family Mutual Insurance Company, S.I. (“AmFam”), and AmFam has entered into that certain Amended and Restated Quota Share Reinsurance Agreement with Bowhead Insurance Company, Inc. (the “Reinsurer”) effective as of May 23, 2024, and any addenda or amendments thereto (the “Reinsurance Agreement”), pursuant to which the Reinsurer shall undertake to protect AmFam from loss or liability on coverage AmFam reinsures that is produced under this Agreement in exchange for reinsurance premiums agreed to by the Company and the Reinsurer;
WHEREAS, the Company wishes to appoint the Managing General Agent to act as the managing general agent for the Company in the solicitation, underwriting, binding, issuance and administration of those types of insurance policies, endorsements, binders, certificates, proposals for insurance, or any other document that binds the Company to insurance coverage and/or reinsurance assumed from captive reinsurers pursuant to this Agreement (each, a “Policy”) that the Company and the Managing General Agent plan to produce, bind and underwrite pursuant to the terms of this Agreement. and
WHEREAS, the Company and the Managing General Agent entered into an amended and restated managing general agency agreement dated as of April 1, 2022, and this Agreement amends and replaces that agreement in its entirety.
NOW, THEREFORE, the Company and the Managing General Agent, in consideration of the mutual promises, agreements, covenants and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Company and the Managing General Agent agree as follows:

Article 1APPOINTMENT
1.1    The Company hereby appoints the Managing General Agent to act as its managing general agent and as a reinsurance intermediary-broker in accordance with s. 100/5 of the Illinois Insurance Code as published under Chapter 215 of the Illinois Statutes (the “Illinois Insurance Code”), and to conduct the business specified in the Subject Business attached hereto as Exhibit A, including all Policies currently reinsured under the Reinsurance Agreement but issued prior to the date hereof (the “Subject Business”). Exhibit A may be amended from time to time upon mutual written agreement of the Company and the Managing General Agent without otherwise affecting the other terms and conditions of this Agreement.
1.2    The Managing General Agent acknowledges and agrees that the Company’s appointment of the Managing General Agent does not restrict in any manner the Company’s right to appoint agents or managing agents to write any line or policy of insurance, or to directly write any line or policy of insurance.
1.3    All activities of the Managing General Agent pursuant to this Agreement shall be in compliance with the terms of the (i) Reinsurance Agreement, (ii) the Underwriting Guidelines and (iii) all applicable laws and regulations.
Article 2AUTHORITY AND RESPONSIBILITY OF MANAGING GENERAL AGENT
2.1    The Managing General Agent has the authority and duty to act as a managing general agent for the Company with regard to the Subject Business as described in Exhibit A and to perform its obligations hereunder in conformity with the underwriting and operating guidelines and pricing standards attached as Exhibit B (as amended from time to time, the “Underwriting Guidelines”). The Underwriting Guidelines may be amended from time to time by written agreement of the Parties, provided that (a) the Company shall not unreasonably withhold, delay or condition its agreement to any amendment to the Underwriting Guidelines proposed by the Managing General Agent and (b) the Managing General Agent shall not unreasonably withhold, delay or condition its agreement to any amendment to the Underwriting Guidelines proposed by the Company as required for this Agreement, the business produced hereunder, or the Company or any of its Affiliates to comply with applicable laws and regulations. The Managing General Agent’s authority includes production, appointment, and supervision of duly licensed and appointed property and casualty producers and, where required by law, licensed surplus lines producers (collectively, “Producers”) for or on behalf of the Company, as well as underwriting, accounting and claims handling under the terms of this Agreement. All acts of the Managing General Agent, insofar as the Company’s business is concerned, are subject to the ultimate authority of the Company. Gross written premiums produced during a single calendar year shall not exceed, in the aggregate, the amount of gross written premium referenced as triggering a termination right under Section 4.02(h) of the Reinsurance Agreement, if and as amended by the parties to the Reinsurance Agreement. During any pending notice period following a notice of termination issued under Section 4.02(i) of the Reinsurance Agreement, Managing General Agent shall not increase its monthly rate of new and renewal production as measured by the average monthly rate of production of new and renewal business for the six (6) months prior to the date of such notice of termination.

2.2    The Managing General Agent has the authority to accept Policies complying with the Underwriting Guidelines, as follows:
(1)the Policies shall be on forms approved in advance by the Company;
(2)the Policies shall be written by or through duly licensed and appointed Producers or by the Managing General Agent where duly licensed and appointed;
(3)the rating methodology is as described under the Rating Approach provided in or through Exhibit A and the Underwriting Guidelines and principles provided in and through Exhibit B, which the Managing General Agent shall follow, and the Managing General Agent shall follow the agreed rating methodology to establish or modify rates;
(4)the only classes of business the Managing General Agent is authorized to produce and handle under this Agreement are the classes of business specified in Exhibit A (the Subject Business) as produced in accordance with Exhibit A (the Rating Approach) and Exhibit B (the Underwriting Guidelines);
(5)the maximum limits of liability for Policies to be produced pursuant to this Agreement are set forth in the Underwriting Guidelines;
(6)the Managing General Agent may issue Policies under this Agreement only to insured residents in the states in which business is permitted to be produced under the Reinsurance Agreement and Exhibits A and B;
(7)the Managing General Agent shall only cancel Policies as set forth in the policy form for the Policies produced hereunder or as otherwise permitted by applicable law and in accordance with Article 11 of the Reinsurance Agreement;
(8)the maximum term for any Policy issued hereunder shall be as set forth in the Underwriting Guidelines;
(9)the Managing General Agent shall employ all commercially reasonable and appropriate measures to control and keep a record of the issuance of the Company’s Policies hereunder, including, but not limited to, keeping records of Policy numbers issued and maintaining Policy inventories; and
(10)the excluded risks are those set forth in the Underwriting Guidelines.
In underwriting Policies, the Managing General Agent shall follow the Underwriting Guidelines. The Managing General Agent shall not solicit or accept proposals or bind the Company for insurance coverage on any business not specifically included as a class of business set forth on the Subject Business.
2.3 The Managing General Agent shall have the authority to cancel or non-renew Policies, subject to requirements of applicable law and the terms and conditions of this Agreement and the relevant Policies and in accordance with Article 11 of the Reinsurance Agreement. The Company shall not be responsible for the cancellation or non-renewal of Policies, but may, in its sole discretion, choose to do so, subject to applicable laws and regulations. Cancellation authority shall be exercised by the Managing General Agent only for causes inherent in the particular risk and shall not be construed as authority to make general or indiscriminate cancellations or replacement of the Policies with those of another insurance company, except upon specific written instructions from the Company.
2.4    The Managing General Agent has the authority to receive and collect premiums, fees, and salvage and subrogation and to retain commissions and other compensation out of such collected premiums, subject to the terms and conditions of this Agreement. In addition, the Managing General Agent has the authority to collect payments for losses, loss adjustment expenses and other amounts due from the Reinsurer but shall promptly send a report to the Company concerning such transactions.
2.5    The Managing General Agent or its designated and approved claims handler shall have the authority to set case loss and loss adjustment expense reserves, set or determine incurred but not reported (“IBNR”) reserves, adjust, and pay claims on behalf of the Company with respect to the Policies in accordance with the terms of this Agreement, the Policies, the Reinsurance Agreement and applicable law. Notwithstanding the foregoing, the Company may, but shall not be obligated to, establish its own reserves and IBNR reserves and publish the same in its financial statements. The Managing General Agent hereby indemnifies the Company for any loss or liability arising out of the Managing General Agent’s or its designated claims handlers’ handling and settling of claims in excess of amounts payable under the express terms of the Policies, without duplication of amounts recovered by the Company under the Reinsurance Agreement in respect thereof, except where such claim is settled at the direction of Company.
2.6    The Managing General Agent shall not act as a reinsurance intermediary broker in any jurisdiction unless it possesses any required license with respect to such jurisdiction, or is otherwise exempt from licensure. The Managing General Agent, as reinsurance intermediary- broker, shall:
(1)render accounts to the Company detailing all material transactions, including information necessary to support all commissions, charges and other fees received by, or owing, to the Managing General Agent, and remit all funds due to the Company within thirty (30) days of receipt;
(2)hold all funds collected for the Company’s account in the Premium Escrow Account in a fiduciary capacity in a qualified United States financial institution;
(3)keep a complete record for each transaction for at least ten (10) years after expiration of each contract of reinsurance transacted by the Managing General Agent, showing:
(A)Type of contract, limits, underwriting restrictions, classes or risks and territory;
(B)Period of coverage, including effective and expiration dates, cancellation provisions and notice required of cancellation;

(C)Reporting and settlement requirements of balances;
(D)Rate used to compute the reinsurance premium;
(E)Names and addresses of assuming reinsurers;
(F)Rates of all reinsurance commissions, including the commissions on any retrocessions handled by the Managing General Agent;
(G)Related correspondence and memoranda;
(H)Proof of placement;
(I)Details regarding retrocessions handled by the Managing General Agent including the identity of retrocessionaires and percentage of each contract assumed or ceded;
(J)Financial records, including but not limited to, premium and loss accounts; and
(K)When the Managing General Agent procures a reinsurance contract on behalf of a licensed ceding insurer: (i) directly from any assuming reinsurer, written evidence that the assuming reinsurer has agreed to assume the risk; or (ii) if placed through a representative of the assuming reinsurer, other than an employee, written evidence that the reinsurer has delegated binding authority to the representative.
2.7    The Managing General Agent may not sub-delegate binding authority to issue Policies on behalf of the Company to any broker, agent, managing general agent or any other Producer without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.
2.8    The Managing General Agent agrees to comply with, and to implement and maintain a commercially reasonable compliance protocol relating to, the USA Patriot Act, Federal Violent Crimes Control Act, and all applicable federal laws and regulations applicable to its activities under this Agreement governing the identification of customers and insureds and the handling of funds and the business conducted under this Agreement. The Managing General Agent agrees to require the same from all Producers, adjusters, or other third parties with whom it may contract to perform all or any part of its functions under this Agreement.
2.9    The Managing General Agent shall not permit its Producers to serve on the Company’s board of directors, jointly employ an individual who is employed by the Company or appoint a sub- managing general agent.
2.10    The parties acknowledge, understand and agree that the Managing General Agent is an agent of the Company and not the Reinsurer, and that there are acts of the Managing General Agent which may be required by applicable law to be performed on behalf of the Company. Notwithstanding the generality of the foregoing, the Reinsurer shall be solely responsible for the acts of the Managing General Agent and shall ultimately assume the business, credit or insurance risk (save the risk of the Reinsurer’s insolvency) of such acts of the Managing General Agent under the Reinsurance Agreement.
2.11    The Managing General Agent is authorized to designate one or more third party claims administrators or independent claims adjusters through whom claims arising in connection with the Policies bound pursuant to this Agreement shall be adjusted. The selection of such third party clams administrators or independent claims adjusters, as applicable, by the Managing General Agent shall be subject to prior written approval of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Such third party clams administrators or independent claims adjusters, as applicable, are the agents of the Company but the Company shall be held harmless and indemnified by the Managing General Agent for any liability, claim, demand, expense and/or cost of whatever kind or character as a result of, related to or connected with any action or inaction of such claims adjusters; except however in any instance and to the extent where the conduct giving rise to the allegation related to any such liability, claim, demand, expense and/or cost was performed at the specific written direction of the Company.
2.12    The Managing General Agent may not pay or commit the Company to pay a claim over a specified amount, net of reinsurance, which exceeds one percent (1%) of the Company’s policyholder surplus as of December 31 of the last completed calendar year without prior approval of the Company. Within ninety (90) days after the end of a calendar year, Company shall notify the Managing General Agent in writing of the Company’s policyholder surplus for such calendar year.
2.13    The Managing General Agent understands and agrees that it has no power or authority granted to it by the Company independent of this Agreement and the Reinsurance Agreement, and that this Agreement and the Managing General Agent’s authority hereunder shall cease immediately upon termination, for any reason, of this Agreement or of the Reinsurance Agreement (excepting only the Managing General Agent’s responsibilities with regard to runoff and other matters as set forth herein or in the Reinsurance Agreement).
2.14    The Managing General Agent, if, as and when to the extent applicable law requires, shall provide notice to the Texas Department of Insurance (the “TDI”) on forms prescribed by the TDI, any reports and/or notices required by Texas Insurance Code § 4053.108 as amended, including, without limitation, timely filing such forms within thirty (30) days or such other period as permitted by law after the occurrence of any of the following events:
(1)balances due to the Company for more than ninety (90) days that exceed:
(A)$1,000,000; or
(B)ten percent (10%) of the Company’s policyholder surplus, as reported in the Company’s annual statement filed with the TDI and shared with the Managing General Agent;
(2)balances due for more than sixty (60) days from a Producer appointed by or reporting to the Managing General Agent that exceed $500,000;

(3)authority to settle claims for the Company is withdrawn;
(4)money held for the Company for losses is greater than an amount that is $100,000 more than the amount necessary to pay the losses and loss adjustment expenses expected to be paid on the Company’s behalf within the next sixty (60)-day period; or
(5)this Agreement is canceled or terminated.
The parties further acknowledge that pursuant to Texas Insurance Code §§ 38.001 and 4053.102 as amended, this Agreement and any reports or records submitted under this Agreement may be subject to review by the TDI.
2.15    The Managing General Agent shall perform all obligations and actions contemplated to be performed by the Managing General Agent under the Reinsurance Agreement, which are incorporated herein by reference.
2.16    The Managing General Agent and the Company shall establish one or more accounts for the payment of claims in an FDIC-insured bank (whether one or more, the “Claims Account”). The Claims Account shall be in the name of, and shall constitute property of, the Company but the Managing General Agent may reasonably designate officers and employees with signing authority over such account solely for the payment of losses, claims and loss adjustment expenses under the Subject Business. The Managing General Agent shall, and shall cause its officers and employees to, only use such Claims Payment Account for the payment of losses, claims and loss adjustment expenses under the Subject Business that are reinsured under the Reinsurance Agreement. The Managing General Agent shall establish reasonable controls, policies and procedures designed to ensure that the Claims Payment Account is only used for such purposes. The Claims Account shall be funded by monthly withdrawals from the Trust Account under the Reinsurance Trust Agreement by the Company at the written request of the Managing General Agent, following submission to the Company of a certificate of the Managing General Agent certifying the Managing General Agent’s reasonable best estimate of the anticipated amount required to pay losses, claims and loss adjustment expenses under the Subject Business for the next calendar month, after giving effect to any amounts already on deposit in the Claims Account.
Article 3COMPENSATION AND FEES
3.1    The Managing General Agent’s compensation shall be as set forth in Exhibit C (the “MGA Commission”). Within forty-five (45) days after the end of a calendar month, the Managing General Agent shall provide the Company with a statement of the reasonable, documented, out- of-pocket costs of providing services under this Agreement for such calendar month. If the amount of such reasonable, documented, out-of-pocket costs exceeds the MGA Commission paid to the Managing General Agent during such time period, the Company shall pay the difference to the Managing General Agent within thirty (30) days after receiving the statement; provided, however, that the Managing General Agent may instead deduct such amounts from premiums received. If the amount of MGA Commission exceeds the reasonable, documented, out-of-pocket costs during such time period, the Managing General Agent shall remit the difference to the Company within thirty (30) days after sending the statement. Notwithstanding the foregoing, in no event shall the

MGA Commission or any amount payable to the Managing General Agent under this Agreement exceed, individually or in the aggregate, the aggregate amount of gross written premium for the Subject Business less any return premiums and commissions and any fronting or ceding fee payable to the Company under the Reinsurance Agreement, the true intent of this Agreement and the Reinsurance Agreement being that the Company shall always be entitled to receive and retain fronting or ceding fee, without deduction for any amounts payable to the Managing General Agent, the Reinsurer or any third party.
3.2    The MGA Commission due to the Managing General Agent hereunder from the Company, and any costs and expenses of the Managing General Agent contemplated to be borne by the Company hereunder, shall only be payable from the policy premiums, fees and other consideration collected by the Managing General Agent hereunder on behalf of the Company. In no event shall the Company be liable to make payment of such amounts from any of its other assets, including without limitation its fronting or ceding fees under the Reinsurance Agreement.
3.3    In the event there is no Producer to receive the designated commission on a Policy, the Managing General Agent may retain such commission.
3.4    The MGA Commission and Exhibit C may be amended from time to time upon mutual agreement of the Company and the Managing General Agent without otherwise affecting the other terms and conditions of this Agreement.
Article 4ACCOUNTING AND RECORDS
4.1    The Managing General Agent shall provide and maintain all necessary books, records, Policies, underwriting files, claim files, dailies and correspondence with policyholders, and accounts of all business and transactions pertaining to the Policies in order to determine the amount of liability of the Company and the amount of premiums due the Company (“Books and Records”) for a minimum of seven (7) years or until the completion of a financial examination by the Illinois Department of Insurance (the “Illinois Department”) or the TDI, whichever is longer. The Company shall have access to, and the right to copy, all Books and Records related to its business in a form usable by the Company. All such Books and Records shall be maintained separately from the records of any other insurer and in a form usable to insurance regulatory authorities in accordance with the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual. Subject to Article 18 – Confidentiality, both the Company and the Managing General Agent shall receive a copy of the Books and Records, at the Managing General Agent’s expense, within thirty (30) days following the cancellation or termination of this Agreement.
4.2    The Managing General Agent shall timely transmit to the Company appropriate data from electronic claim files and/or make available to the Company on a read only basis electronic access to the Managing General Agent’s electronic claim files. In addition, the Managing General Agent shall, at the Company’s request and expense, send a copy of the claim file to the Company as soon as it becomes known that the claim: (i) has equaled or exceeded or has the potential to equal or exceed an amount which is one-half percent (0.5%) of the Company’s policyholder surplus as of December 31 of the immediately preceding calendar year or exceeds the limit set by the Company, whichever is less, (ii) involves a coverage dispute, (iii) may exceed the Managing General Agent’s claims settlement authority, (iv) is open for more than six (6) months; or (v) is closed by payment of an amount equal to or greater than one-half percent (0.5%) of the Company’s policyholder surplus as of December 31 of the immediately preceding calendar year.
4.3    All claim files shall be the joint property of the Company and the Managing General Agent; provided, however, that upon an order of liquidation of the Company, the claim files shall be the sole property of the Company or its estate and shall be transferred to the liquidator within ten (10) days; provided, however, in such an event, the Managing General Agent shall be afforded reasonable access to and the right to copy the files on a timely basis. The Company may have reasonable access to and the right to copy the claim files on a timely basis. Any and all Policies and/or claim files required to be maintained pursuant to this Article 4 may be maintained in electronic data storage form accessible by computer and if so stored in this fashion, no physical copy of such items need be maintained. Where electronic claims files are maintained, any data from such files requested or required by the Company shall be provided at the Managing General Agent’s expense within forty-five (45) days or less, unless otherwise stated herein, if so requested by the Company, provided that such request is based upon a legitimate business need. Upon request of the Company, prior to or after the termination of this Agreement, the Managing General Agent shall provide to the Company, at the Managing General Agent’s sole cost and expense, electronic copies of any and all data related to the Subject Business in a format specified by the Company. The Managing General Agent agrees to provide to the Company immediately upon its request, the location of and access to all records not stored in the office of the Managing General Agent, including any authorization, login, password or other information necessary to provide access to the Company on a read-only basis. The term “read-only basis” whenever used herein shall include the ability of the Company to make copies. The Managing General Agent shall secure a waiver of any lien in favor of a lender, landlord or other creditor which might attach to the records, physical or electronic, including any storage device for those records, in the event of any default by the Managing General Agent in order to ensure that the Company has access to all records and data associated with the Policies under the terms of this Agreement. Further, the Managing General Agent shall ensure any vendor or other third party acknowledges and agrees that the Company, at no expense to the Company, shall have use of any data, information, reports, files or statistics provided prior to or after the termination of this Agreement.
4.4    The Managing General Agent shall prepare separate, itemized, monthly statements for each Producer on the business placed by such Producer through the Managing General Agent, and furnish such Producer with an IRS Form 1099 each year when required.
4.5    All records applicable to the Company’s business shall be open for inspection and/or audit upon five (5) business days’ prior written notice at all reasonable times by the Company, its reinsurers, insurance department personnel or other governmental authorities. The Managing General Agent shall retain records in accordance with ss. Ins 6.61 and 6.80 of the Illinoi Insurance Code. The Company’s right to inspect and audit the Managing General Agent’s records related to the Company’s business shall survive termination of this Agreement.
4.6    Subject always to Article 18 – Confidentiality, upon request and pursuant to regulatory requirements, the Managing General Agent shall provide access to the Company or the Company’s designated accountant and/or statistical agent on a read-only basis, copies of all applications, binders, Policies, daily reports, monthly reporting forms and endorsements issued by or through licensed Producer(s), including all other evidence of insurance written, modified or terminated.
4.7    [RESERVED]
4.8    At renewal of any Policy issued by the Managing General Agent, the Managing General Agent shall be responsible to the insured for the renewal or non-renewal of the Policy and shall timely communicate any renewal quote or notice of non-renewal to the insured to preclude the extension of coverage beyond the expiration date of the current in-force Policy.
4.9    Either party shall have the right, upon at least five (5) business days’ prior written notice, to audit the records and procedures of the other party that relate directly to its performance of this Agreement subject to all applicable legal privileges, including, without limitation, the attorney- client privilege and attorney work product doctrine. This audit must be conducted during normal business hours, and may be conducted by the auditing party or by its appointed representatives. Both parties shall maintain and present for audit all appropriate records for the current year and the prior calendar year relevant to the subject of this Agreement, and to its performance thereunder. The parties acknowledge that they may be restricted from access to information that is unrelated to this Agreement. The parties shall at all times comply with the other party’s security procedures then in effect, including limiting access to personal, or personally identifiable, information. In no case may either party review non-billable expenses, business strategy, or other information of the other party that is unrelated to this Agreement. Representatives of the party being audited have the right to be present at all times during any audit, and the parties shall cooperate in advance of the audit to plan and coordinate the audit process.
4.10    The parties acknowledge that the Managing General Agency may be subject to examination pursuant to Texas Insurance Code § 4053.107 and 215 ILCS 5/141a. The Managing General Agent represents and warrants to the Company that the Underwriting Guidelines, and all amendments proposed by the Managing General Agent thereto, are and will be in compliance with all requirements of Wisconsin law. In the event Underwriting Guidelines are not compliant with Texas and Illinois law, the Managing General Agent shall propose, agree to and comply with such amendments as are required to comply with Texas and Illinois law, and comply with Texas and Illinois law in such regards during any interim period before appropriate amendments are executed.
4.11    The Managing General Agent has a written record retention policy and disaster recovery plan in compliance with applicable law and shall provide the Company a copy of such policy and plan upon written request.
4.12    The Managing General Agent shall maintain adequate accounting procedures and systems, at no cost or expense to the Company, and shall provide to the Company on a read-only basis statistics in a timely manner for all reporting requirements under the Reinsurance Agreement or as shall be required from time to time by the Illinois Department or any other applicable governmental agency or authority. Such statistical information shall be provided to the Company by the Managing General Agent at the Managing General Agent’s sole cost and expense.
4.13    Should any state insurance department make a request to the Company for any data required to comply with a statistical data call, the Managing General Agent shall be solely responsible to provide the Company with such data. Should the request from such state insurance department require the Company to contract the services of an outside source, such as an actuarial firm, to compile the data required, the Managing General Agent shall be responsible for its proportionate share of the total cost for services rendered. If required by the applicable insurance regulatory authority, the Managing General Agent shall provide, at the Managing General Agent’s expense, (i) an independent actuarial opinion attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced hereunder, and (ii) an independent financial examination in either case in a form acceptable to such insurance regulatory authority.
Article 5MANAGING GENERAL AGENT’S REPORTS AND REMITTANCES
5.1    The Managing General Agent shall submit a report to the Company, within forty-five (45) days after the end of each calendar month, summarizing the business transacted under this Agreement during such month. As used in this Agreement, the term “net collected premium” is defined as the total of all currently collected premiums (including down payments) on Policies written by the Managing General Agent pursuant to this Agreement less return premium and cancellations. Such report shall include the following items:
(1)Net written premium, net earned premium and net collected premium;
(2)Policy and service fee revenue and Policy and service fees collected (if different);
(3)Premium taxes on net written premium and Policy and service fees;
(4)Reinsurance Agreement ceded commissions due to the Company;
(5)Any regulatory assessments levied upon the Company;
(6)Producer’s commissions;
(7)MGA Commission;
(8)Losses paid less recoveries and salvage;
(9)Loss adjustment expenses paid;
(10)Outstanding loss reserves (without IBNR);
(11)Outstanding loss expense reserves (without IBNR), which shall be reported as zero;
(12)Unearned premium reserve and earned premium; and
(13)Reconciliation of Premium Escrow Account.
There are no management fees to be reported.
1.During the term of the Reinsurance Agreement and to the extent contemplated thereby, the Managing General Agent shall remit the balance of the account (premium and fees minus commissions and other Managing General Agent and Producer compensation, losses and loss adjustment expenses), plus premium taxes and other regulatory assessments, directly to the Reinsurer net of the Company’s commission under the Reinsurance Agreement which shall be paid to the Company, within forty-five (45) days after the end of the calendar month for which the report is rendered.
5.3    In addition to the return of premium and fees, the Managing General Agent shall refund commissions on Policy cancellations, reductions in premiums or any other return premiums at the same rate at which such commissions were originally retained.
5.4    In the event a refund or discount is ordered by the Illinois Department or other applicable regulatory authority, the Managing General Agent shall refund or discount at the same rate at which such commissions were originally retained.
5.5    The parties may, as mutually agreed, alter the frequency and/or content of the Managing General Agent’s report; provided, however, such report frequency and/or content meets minimum legal and regulatory requirements.
5.6    The omission of any item(s) from a monthly report shall not affect the responsibility of either party to account for and pay all amounts due the other party, nor shall it prejudice the rights of either party to collect all such amounts due from the other party.
5.7    The Managing General Agent shall annually furnish to the Company the following summary information in such form as to enable the Company to record such information in its annual statement:
(1)summaries, with data segregated by major classes, of net written premium, gross loss paid, net salvage, subrogation and adjusting expenses paid during the year; and
(2)unearned premium running twelve (12) months or less from the Policy inception date.
5.8    The Managing General Agent agrees to furnish to the Company any additional reports necessary to provide the Company’s monthly, quarterly, and/or annual statements to regulatory authorities and rating agencies, including all required statistical reporting.
5.9    If required by applicable law, annually on or before June 30, the Managing General Agent shall furnish to the Company audited financial statements of Bowhead Insurance Holdings LP, including consolidating schedules of the Profit and Loss and Balance Sheet Statements for Bowhead Insurance Holdings LP.
5.10    [RESERVED]
5.11    The Managing General Agent shall timely prepare for the Company’s review and filing all reports, statements, documents and other filings related to the Policies, this Agreement and the Reinsurance Agreement required from time to time by governmental and regulatory agencies, or as otherwise required for compliance with applicable law.

5.12    The Managing General Agent shall timely provide the Company with any data required by the Illinois Department, or otherwise required for compliance with applicable law.
5.13    The Managing General Agent shall return any unearned premium due insureds or other persons on the Subject Business from the Premium Escrow Account.
Article 6EXPENSES
6.1    The Managing General Agent is solely responsible for and shall promptly pay all expenses attributable to the production and servicing of the Subject Business outlined in this Section 6.1, and the Company and the Reinsurer shall not be responsible for such expenses. The Managing General Agent’s sole compensation shall be the amounts payable to the Managing General Agent in Article 3 of this Agreement. These expenses include but are not limited to:
(1)salaries, bonuses and all other benefits of all employees of the Managing General Agent;
(2)transportation, lodging, and meals of employees of the Managing General Agent;
(3)postage and other delivery charges;
(4)advertising and exchange;
(5)printing of all policies, forms and endorsements;
(6)EDP hardware, software, and programming;
(7)countersignature fees or commissions;
(8)license and appointment fees for Producers;
(9)adjustment expenses, including applicable sales tax, if any, arising from claims on insurance written under this Agreement;
(10)provision of office space, equipment and other facilities necessary for the operation of the Managing General Agent;
(11)legal, audit, and other expenses, including solicitors’ fees and fines and administrative penalties relating to any rate filing, regulation, or rules affecting the business of the Managing General Agent pursuant to this Agreement;
(12)all state, federal and local taxes of Managing General Agent, excluding however, any premium taxes, any fees, charges, and assessments relating to the Policies, and payment of surplus lines taxes and stamping fees, boards, fees and bureaus out of premium if applicable, and for filing of all surplus lines affidavits required by state insurance departments or stamping offices, in each case which shall be payable by the Company;
(13)all runoff expenses under Section 14.8;

(14)clerk hire fees;
(15)exchange fees; and
(16)any other agency expenses whatsoever.
6.2    Except for such fees and expenses for which Managing General Agent is expressly responsible hereunder, the Company is solely responsible for all direct fees and expenses incurred by the Company attributable to the Policies produced under this Agreement, including:
(1)salaries and all other benefits of all employees of the Company;
(2)transportation, lodging, and meals of employees of the Company; and
(3)cost of reinsurance.
Article 7PREMIUM ESCROW ACCOUNT
7.1    The Managing General Agent shall accept and hold all premiums collected and other funds relating to the Subject Business in a fiduciary capacity and shall properly account for such funds as required by applicable laws and regulations and this Agreement. The privilege of retaining commissions shall not be construed as changing the fiduciary capacity. Funds held by the Managing General Agent in a fiduciary capacity may be subject to audit by regulatory authorities.
7.2    The Managing General Agent assumes responsibility for, and shall promptly pay, the net written premium currently due on Policies issued by the Managing General Agent on behalf of the Company to the Reinsurer, subject to any deductions provided herein and in the Reinsurance Agreement.
7.3    The Managing General Agent shall establish and maintain one or more separate premium escrow accounts with the title containing “Bowhead Specialty Underwriters, Inc.” (whether one or more, the “Premium Escrow Account”). The Premium Escrow Account shall be established with a bank that is a member of the federal reserve system and has its accounts insured by the Federal Deposit Insurance Corporation. All premiums collected by the Managing General Agent on the Subject Business shall be deposited promptly into the Premium Escrow Account. Within forty-five (45) days after each month end, the Managing General Agent shall provide the Company with a copy of the bank reconciliation and supporting bank statement and other documents for the Premium Escrow Account. To satisfy the foregoing obligation, the Managing General Agent may grant the Company online, read-only online access to the Premium Escrow Account, subject to Article 18.
7.4    The Managing General Agent shall maintain signature authority on the Premium Escrow Account. The Managing General Agent shall, upon the reasonable request of the Company, provide information to the Company relating to the Premium Escrow Account.
7.5    The Managing General Agent shall hold all money in the Premium Escrow Account on behalf of an insured or insurer in a fiduciary capacity and shall properly account for that money as required by law.

7.6    Interest income from the Premium Escrow Account, and the cost of maintaining the Premium Escrow Account, shall belong to the Managing General Agent.
7.7    The Premium Escrow Account funds may be invested only in:
(1)checking, savings, or money market accounts;
(2)certificates of deposit;
(3)United States Treasury bills, notes or bonds; or
(4)other investments approved in writing by the Company.
7.8    The Managing General Agent may use any and all premium and other funds collected by the Managing General Agent for and on behalf of the Company under this Agreement solely for the payment of:
(1)premium balances due less deductions allowed in this Agreement;
(2)the return of unearned premiums arising due to cancellation or endorsement;
(3)the Managing General Agent’s and Producer(s) commission;
(4)the Company’s fronting or ceding fee under the Reinsurance Agreement;
(5)losses and loss adjustment expenses;
(6)premium taxes;
(7)amounts due the Reinsurer under the Reinsurance Agreement; or
(8)such other items as required by law.
7.9    The Company shall not be liable for any loss that occurs by reason of the default or failure of the bank in which an account is carried and such loss shall not affect the Managing General Agent’s obligations under this Agreement.
7.10    If a dispute arises between the Managing General Agent and any third party (including any premium finance company, insured or Producer) regarding the applicability and/or amount of unearned premium to be returned to an insured for any Policy, the Managing General Agent shall notify the Company.
7.11    On termination of this Agreement, all amounts in the Premium Escrow Account shall be remitted to the Company net of sums due the Reinsurer (which shall be paid to the Reinsurer) and the MGA Commission.

Article 8CONTROL OF EXPIRATIONS
8.1    The use and control of expirations and renewals of policies written pursuant to this Agreement on all Subject Business (including, for the avoidance of any doubt, the use or exploitation of any lists of policyholders, brokers, Producers or sub-Producers with respect to any Subject Business written pursuant to this Agreement for renewals, marketing or other commercial revenue-producing activities) (the “Expiration and Renewal Rights”) by the Managing General Agent or by the Producers appointed by the Managing General Agent shall remain the property of the Managing General Agent to the extent allowed by applicable law and contracts, provided the Managing General Agent is not in material default under this Agreement and has rendered and continues to render timely accounts and payments of all premium and other funds for which the Managing General Agent may be liable to the Company.
8.2    The Managing General Agent shall be the broker of record on all Policies produced pursuant to or under this Agreement and the Company shall not refer to or communicate any such Expiration and Renewal Rights to any other agent, broker, producer or company. In the event the Managing General Agent is in material default of its obligations hereunder and does not cure such default as required by Section 14.3, the right to use such Expiration and Renewal Rights shall vest with the Company until such time as any such accounts have been rendered and such premiums remitted. Failure to pay premium because of good faith differences in the accounting records of Managing General Agent and the Company will not be considered a failure to pay and will not give rise to a right to terminate or suspend the Expiration and Renewal Rights by the Company.
8.3    The Managing General Agent assigns to the Company as security for, but not in payment of, the obligations of the Managing General Agent under this Agreement all sums due or to become due to the Managing General Agent from any insured(s) for whom the Managing General Agent or Producer(s) provided a Policy on behalf of the Company. In the event of the Managing General Agent’s uncured material default of its obligations hereunder, the Company shall have full authority to demand and collect such sums and the Managing General Agent or Agent(s) shall not be entitled to any commissions and/or Policy fees on any premium so collected by the Company.
8.4    Subject to the forgoing limitations, the Managing General Agent pledges and/or grants to the Company a security interest in any and all of the Managing General Agent’s Expiration and Renewal Rights, including but not limited to, the ownership and exclusive use of such Expiration and Renewal Rights, so as to further secure payment of any and all sums due the Company under this Agreement. The Company is entitled to file the relevant portions of this Agreement as a financing statement reflecting its security interest and may also assign any rights it acquires to the Reinsurer. In the event of material uncured default, the Company shall have the rights of the holder of a security interest granted by law, including but not limited to the rights of foreclosure to effectuate such security interest, and the Managing General Agent hereby agrees to surrender possession of any such Expiration and Renewal peaceably to the Company upon demand.
8.5    The Managing General Agent shall be solely responsible for procuring any renewal, extension, or new policy of insurance that may be required by any state or rule or regulation of any state insurance department with respect to Policies originally written directly for the Company. The Managing General Agent shall indemnify the Company and hold it harmless from any loss, damage, cost, claim or expense whatsoever that the Company may incur, or for which it may become liable, as a result of such Managing General Agent’s failure, refusal or neglect to fulfill such responsibility. At renewal of any Policy issued by the Managing General Agent, the Managing General Agent shall be responsible to the insured for the renewal or non-renewal of the Policy and shall timely communicate any renewal quote or notice of non-renewal to the insured to preclude the extension of coverage beyond the expiration date of the current in-force Policy.
Article 9INDEPENDENT CONTRACTOR RELATIONSHIP
9.1    Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, or joint venture or partnership, between the Company and the Managing General Agent, or between the Company and any employees, representatives or Producers of the Managing General Agent.
Article 10ADVERTISING
10.1    Any advertising is the responsibility of, and shall be in the name of the Managing General Agent or its affiliate(s). The Managing General Agent shall not publish, disseminate, broadcast, distribute or transmit any advertisement, solicitation or notice referring to the Company without first obtaining the written consent of the Company, which approval shall not be unreasonably withheld, conditioned or delayed. The Managing General Agent shall submit any such proposed advertisement, solicitation or notice to the Company for approval prior to its use. The Company shall have ten (10) business days to respond to the request for approval, following which, absent comment or direction from the Company, such proposed advertisement, solicitation or notice shall be deemed approved.
10.2    The Managing General Agent shall comply with all statutes and regulations pertaining to advertising, and establish and maintain records of any such advertising as required by the applicable laws of the states in which it is doing business.
10.3    Subject to the requirements set forth in Article 4, the Managing General Agent shall maintain a centralized and complete record of any advertising material used or disseminated by the Managing General Agent pertaining to the business of this Agreement, including but not limited to, any that includes the name of the Company or its affiliates, if so authorized as herein required. The Managing General Agent shall not issue or circulate any advertising, marketing or promotional material of any kind or in any media which misrepresents the terms, benefits, or advantages of any Policy issued by the Company, or which makes any misleading statement as to the financial security of the Company or its affiliates, or which otherwise would reasonably appear to be deceptive or misleading as to Company or its Policies, or which would be in violation of law.
Article 11PRODUCERS AND PRODUCER LICENSING
11.1    The Managing General Agent shall maintain current license(s) or certificate(s) of authority as required by law for the conduct of business pursuant to this Agreement under the Illinois Insurance Code and in each other state or territory in which such licensing is required. In the event that the Managing General Agent’s license in its resident state or in any other state or territory in which such licensing is required expires or terminates, for any reason, the Managing General Agent shall immediately notify the Company of such lapse, and shall move to promptly cure same. Until the Managing General Agent shall have remedied such lapse in licensing, the Company shall have the right to suspend or terminate the authority of the Managing General Agent to act in such jurisdiction under this Agreement.
11.2    The original source of all business produced under this Agreement shall be duly licensed and appointed Producers.
11.3    The Managing General Agent shall require that all Producers maintain appropriate license(s) to transact the type of insurance for which the Producer is appointed. The Managing General Agent shall bear sole responsibility to oversee the proper licensing of any Producer(s). Should any fines be levied against the Company as a result of the Managing General Agent accepting business from an unlicensed Producer, the Managing General Agent shall hold the Company harmless and reimburse the Company for any and all expenses so incurred including, but not limited to, legal fees, fines and penalties. The Managing General Agent shall maintain in force a producer agreement with each Producer. Any and all agreements with Producer(s) shall be made directly between the Managing General Agent and such Producer(s) only. Such agreement shall look solely to the Managing General Agent for any and all commissions, expenses, costs, causes of action and damages that arise between the Managing General Agent and such Producer(s), including, but not limited to, extra contractual obligations, arising in any manner from actions or inactions by the Producer(s) or the Managing General Agent.
11.4    Any termination by the Managing General Agent of a Producer shall comply with any applicable contract and any applicable law or regulation in a jurisdiction where the Producer is appointed.
11.5    The Managing General Agent shall immediately notify the Company of any action or threatened action by any insurance or financial regulator against the Managing General Agent or if it becomes aware, of any Producer.
11.6    In the event the Managing General Agent provides access to electronic processing of applications or for customer service to Producers, including any electronic signatures by an insured, the Managing General Agent shall include in its agreement with the Producer written obligations of the Producer to:
(1)process all policy transactions and issue all applications on the Managing General Agent’s website with the effective date and time accurately reflecting the same date and time that the Policy was bound;
(2)advise the applicant that the application will utilize an electronic signature process and the acceptance and use of such electronic signature must only be elected by the applicant. Producer shall also advise the applicant that the use of an electronic signature will not be denied legal effect or enforceability solely because it is in electronic form. The applicant may choose not to conduct transactions by electronic means;
(3)provide the applicant with a copy of the completed application, endorsements, exclusions, receipt and ID cards and retain a copy of all documents delivered to applicant in Producer’s files; and

(4)not make, alter, waive, modify, misrepresent or discharge any of the terms or provisions set forth in a Policy, endorsement, application, binder or the Managing General Agent’s website.
11.7    The Company, in its reasonable discretion upon reasonable prior written notice to the Managing General Agent, may terminate the appointment of any Producer.
Article 12CHANGE IN PRINCIPAL OFFICER OR DIRECTOR
12.1    The Managing General Agent shall give notice to the Company if there is a change in any principal officer and/or director of the Managing General Agent within thirty (30) days of its occurrence.
Article 13INDEMNIFICATION
13.1    The Managing General Agent shall indemnify and hold the Company harmless from any and all claims, demands, causes of action, damages, judgments and expenses (including, but not limited to, attorney’s fees and costs of court) (collectively, “Indemnifiable Claims”) which may be made against the Company and which arise, either directly or indirectly, in whole or in part, out of
(1)any material breach or violation of this Agreement or applicable law or regulation in any material respect by the Managing General Agent or any of its directors, officers, managers or employees; or
(2)the failure by the Managing General Agent or any of its directors, officers, managers or employees to properly discharge its or their material duties or obligations under this Agreement or to properly observe and comply with limitations of authorities under this Agreement; or
(3)in connection with any business underwritten or bound pursuant to this Agreement.
13.2    The Company shall indemnify and hold the Managing General Agent harmless from any and all Indemnifiable Claims which may be made against the Managing General Agent and which arise, either directly or indirectly, in whole or in part, out of any material breach or violation of this Agreement or applicable law or regulation in any material respect by the Company or any of its directors, officers, managers or employees.
13.3    The parties’ respective obligations provided for in Sections 13.1 and 13.2 are intended to apply in addition to the parties’ other obligations under this Agreement and shall survive termination of this Agreement.
13.4    To the extent that any court, regulator or arbitration panel finds that any portion of this Agreement is unenforceable, the parties’ respective obligations provided for in Sections 13.1 and 13.2 shall otherwise remain in full force and effect and the parties shall otherwise remain fully liable to hold each other fully harmless for any and all liability arising out of this Agreement or any related agreement.

Article 14TERMINATION
14.1    This Agreement may be terminated at the beginning of any calendar quarter occurring on the date that is five (5) years after the Date of Determination (defined below) by either party providing written notice to the other at least one hundred eighty (180) days prior to such date. During the period from the date the Managing General Agent receives such notice of termination until such termination, the parties may discuss an extension or amendment of the terms of this Agreement. Any authority of the Managing General Agent shall terminate upon the date such notice of termination shall take effect, except as provided in Section 14.9 or provided otherwise in writing by the Company. Upon the request of the Company following termination, the Managing General Agent shall send, or cause to be sent, timely notices of nonrenewal or cancellation of Policies written under this Agreement, in accordance with applicable policy provisions and applicable laws and regulations. For the purpose of this Agreement, the “Date of Determination” means May 23, 2024.
14.2    This Agreement shall automatically and immediately terminate upon:
(1)any misappropriation or use in violation of this Agreement of funds or property of either party by the other party;
(2)either party (i) applying for, seeking, or consenting to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or the like of itself or of all or a substantial part of its property or assets, (ii) becoming insolvent or admitting in writing its inability to pay its debts as such debts become due, (iii) making an assignment for the benefit of its creditors, (iv) commencing a voluntary case under, taking any action under, or seeking to take advantage of, the Bankruptcy Code (Title 11 of the United States Code), or any comparable law of any jurisdiction (foreign or domestic), or any other bankruptcy, insolvency, moratorium, reorganization or other similar law providing for the relief of debtors or affecting the enforcement of creditors’ rights generally (collectively, “Bankruptcy Law”), or (v) acquiescing in writing to any petition filed against it in an involuntary case under any Bankruptcy Law;
(3)entry of any order for relief in an involuntary case under any Bankruptcy Law against either party;
(4)the insolvency or bankruptcy of the Company, or an order of liquidation of the Company by a state insurance department or court of competent jurisdiction;
(5)in the event of fraud, material misrepresentation, abandonment, or gross and willful misconduct on the part of the other party in connection herewith; or
(6)the cancellation or termination of the Reinsurance Agreement referred to in Section 2.2, except as provided in Section 14.8 and with respect to runoff as provided herein and in the Reinsurance Agreement.

14.3    The Company may terminate this Agreement by providing the Managing General Agent written notice in the event of the occurrence and continuation of one or more of the following events:
(1)the Managing General Agent ceases all business operations; or
(2)the Managing General Agent violates any representation, warranty, covenant, agreement or other provision of this Agreement in any material respect or takes any action or fails to take any action that constitutes a material breach of this Agreement or any provision hereof, and such violation or breach is not cured within thirty (30) days after the Company provides notice of such violation or breach to the Managing General Agent. The Company may suspend the underwriting authority of the Managing General Agent under this Agreement during the pendency of any cure period or of any dispute regarding the cause for termination.
In the event of the termination of this Agreement by the Company under Sections 14.2(1) or (5), or Section 14.3(2), any undisputed indebtedness of the Managing General Agent to the Company and all premiums in the possession of the Managing General Agent, or for the collection of which the Managing General Agent is responsible, shall, notwithstanding any provisions herein to the contrary, become immediately due the Company.
14.4    The Managing General Agent may terminate this Agreement upon providing the Company written notice in the event of the occurrence and continuation of one or more of the following events:
(1)the Company ceases all its underwriting operations or exits the line(s) of business which constitute the Subject Business;
(2)the Company’s A.M. Best rating falls below A-, and such rating is not restored within a stated period of time as agreed to by the parties;
(3)the expiration or termination of any licenses or certificates of authority held by the Company necessary for the Company to perform its obligations under this Agreement; provided that the Company shall have forty-five (45) days to reinstate or obtain the required license(s) or certificate(s) of authority after discovery of such termination; or
(4)the Company violates any representation, warranty, covenant, agreement or other provision of this Agreement in any material respect or takes any action or fails to take any action that constitutes a material breach of this Agreement or any provision hereof, and such violation or breach is not cured within thirty (30) days after the Managing General Agent provides notice of such violation or breach to the Company.
14.5    [RESERVED].
14.6    In the event that the Company reasonably determines that the Managing General Agent is in material default hereunder, the Company may, at its sole discretion, suspend or limit the authority of the Managing General Agent. Such suspension or modification shall be effective upon notice from the Company. The right to solicit and place new business, or renew or modify existing business, may be suspended in the event of a material default by the Managing General Agent.
The term “default” means any material breach or material failure to comply with the terms and conditions of this Agreement and includes, but is not limited to, the following:
(1)failure to remit undisputed balances due as required by this Agreement;
(2)failure to adjust claims arising from any Subject Business produced under this Agreement in accordance with this Agreement, applicable law and the Policies; and
(3)failure to maintain Producer’s license(s) or other authorizations as required by any public authority to conduct the Subject Business.
The Managing General Agent shall have thirty (30) days to cure any default hereunder upon receipt of written notice of such default from the Company.
14.7    The failure of the Company or the Managing General Agent to declare promptly a default or breach of any of the terms and conditions of this Agreement shall not be construed as a waiver of any of such terms and conditions, nor estop either party from thereafter demanding a full and complete compliance herewith. All waivers of any of the terms and conditions of this Agreement must be in writing and signed by the waiving party. The failure of either party to enforce any provision of this Agreement or to declare default will not constitute a waiver by either party of any such provision. The past waiver of a provision by either party will not constitute a course of conduct or a waiver in the future as to that same provision.
14.8    The Managing General Agent acknowledges the obligation to runoff the Subject Business written under this Agreement solely at its expense until the final expiration or cancellation of all Policies and the final resolution of all claims. The runoff obligations of the Managing General Agent include, without limitation, handling all claims, handling and servicing all Policies through their natural expiration, together with any Policy renewals required to be made by provisions of applicable law, whether or not the effective date of such renewal is subsequent to the effective date of termination of the Reinsurance Agreement, reporting, and remittance of funds to the Company in accordance with this Agreement.
In the event the Managing General Agent fails in a material manner to perform its obligations under this Section 14.8, the Company may assume those obligations at the expense of the Managing General Agent. In such event, the Company will then be authorized to exercise control over the Expirations and Renewals to effect the runoff of the business. The Managing General Agent agrees that if the Company administers the runoff of any Policy(ies) as a result of the failure or refusal of the Managing General Agent to effect administration of the Policies, (i) the Company will be entitled to indemnification pursuant to Article 13 of this Agreement for any expenses incurred by the Company relating to the runoff of the Policies; (ii) no commissions will be due to the Managing General Agent relating to any such Policies; and (iii) the Managing General Agent will take such actions and provide such assistance including, but not limited to, providing the Company with data, reports and software as necessary for the runoff of such business. The Managing General Agent agrees to execute and deliver, and to cause its officers, directors, members, managers, employees and contractors, to execute and deliver all documents and to provide all other information reasonably necessary for the Company to perform under this Section 14.8. Notwithstanding the termination of this Agreement, the provisions of this Agreement shall continue to apply to all unfinished business until all obligations and liabilities incurred by each party as a result of this Agreement have been fully performed and discharged. The term “runoff” as used herein shall mean, but not be limited to, confirming coverage under Policies, administering Policies and any required renewals thereof and endorsements thereto, providing reports to the Company as required by this Agreement, paying premiums to the Company and return premiums to policyholders, collecting all sums due, including return commissions from Producers, and such other activities as required of the Managing General Agent under this Agreement.
14.9    It is expressly agreed and understood that nothing in this Article 14 authorizes the Managing General Agent to write any new business under this Agreement should the Reinsurance Agreement terminate for new business, except the business that is required to be renewed or issued because of applicable law or regulation, as provided in Section 4.05 of the Reinsurance Agreement.
14.10    A party’s exercise of its right to terminate this Agreement shall not, for the avoidance of doubt and by itself, give rise to any right, claim, or cause of action against the other party for any loss of prospective profits, commissions, earnings or income.
Article 15REINSURANCE
15.1    The Managing General Agent shall not have the power to accept or bind risk on behalf of the Company other than as set forth herein, as set forth in the Reinsurance Agreement or as may be subsequently authorized by the Company. The Managing General Agent shall not knowingly cede, arrange, facilitate or bind reinsurance or retrocessions on behalf of the Company, commit the Company to participate in insurance or reinsurance syndicates, or collect a payment from a reinsurer or commit the Company to a claims settlement with a reinsurer.
15.2    All business coming within the scope of this Agreement shall be reinsured under the Reinsurance Agreement, as may be amended or renewed from time to time.
15.3    Any violation of the terms and/or conditions of the Reinsurance Agreement resulting in any diminution of the Reinsurer’s liability to the Company shall be the sole responsibility of the Managing General Agent and the Managing General Agent shall indemnify and hold the Company harmless from any such liability.
15.4    In no event shall any breach or violation by the Managing General Agent of this Agreement preclude, invalidate or reduce the reinsurance coverage under the Reinsurance Agreement of any Policy produced by the Managing General Agent under this Agreement, including any failure of a Policy to comply with Exhibits A or B of this Agreement or Schedule A of the Reinsurance Agreement due to any action or omission of the Managing General Agent.
15.5    In the event the Reinsurer, or the Managing General Agent or its Producers, binds the Company for insurance coverage on insurance risks which are in violation of Exhibits A or B of this Agreement, or which are in excess of the policy limits set forth in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the terms of business specified in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the territory specified in Article I and Schedule A of the Reinsurance Agreement, and/or are excluded under Article I and

Schedule A of the Reinsurance Agreement, whether intentional or not, the Reinsurer and the Managing General Agent will do such things and take such actions as may be necessary to reduce the Company’s exposure to such risks and to hold the Company harmless against any liability or loss which may be incurred by the Company in excess hereof. At the Company’s request, the Managing General Agent, in accordance with applicable law, and policy terms, shall cancel or not renew any risk bound that is not in conformance with this Agreement or the Reinsurance Agreement. Any such insurance coverage on insurance risks bound in violation of Exhibits A or B of this Agreement, or contrary to the limitations which are in excess of the policy limits set forth in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the classes of business specified in Article I and Schedule A of the Reinsurance Agreement, and/or are not within the territory specified in Article I of the Reinsurance Agreement, and/or are excluded under Article I and Schedule A of the Reinsurance Agreement, whether intentional or not, shall be 100% reinsured and subject to the Reinsurance Agreement.
15.6    In the event the Reinsurance Agreement is terminated, the Managing General Agent shall take those actions necessary, including sending statutorily prescribed non-renewal notices to insureds in a timely manner to effectuate the intent that there be no renewals or new policies (but for those Policies required under applicable law to be renewed) after the termination of the Reinsurance Agreement.
Article 16COMPLAINTS
16.1    All written and oral complaints and requests for assistance filed with the Managing General Agent by any regulatory authority, insured, claimant or any other interested party to a Policy or claim are to be handled by the Managing General Agent as follows:
(1)the Managing General Agent shall maintain and make available for inspection by the Company, complaint logs of all written and oral complaints and requests for assistance filed with Managing General Agent or the Company by the any regulatory agency on behalf of or directly by an insured, claimant, or any other interested party to a Policy or claim;
(2)the Company will promptly notify the Managing General Agent of any such complaints it receives in respect of the Subject Business; and
(3)the Managing General Agent shall promptly research the circumstances of each complaint and provide the Company with a written reasonable explanation of the Managing General Agent’s position and intention.
The Managing General Agent agrees that it will take such commercially reasonable steps to monitor, track and study its complaint activity on a routine basis for the purpose of minimizing valid complaints and reducing causes of complaints and to further promote reasonable service standards as may be set forth in writing by the Company and delivered to the Managing General Agent from time to time.

16.2    For all other complaints, the Managing General Agent is to maintain a log and complete records of each complaint and all supporting documentation in a form mutually agreed by the parties.
16.2    The Managing General Agent acknowledges its responsibility to timely address and eliminate complaints from policyholders and third parties.
16.3    The Company shall forward to the Managing General Agent all complaints and time- demand correspondence received by the Company relevant to the Managing General Agent on this Agreement in a timely manner.
16.4    The Managing General Agent shall reasonably cooperate, at its own expense, with any audit, investigation, inquiry or examination conducted by a regulatory authority against the Company, the Reinsurer or the Managing General Agent with regard to the Subject Business and promptly notify the Company of the same, and reasonably cooperate with the Company in connection therewith.
Article 17REQUIRED INSURANCE
17.1    For so long as this Agreement is in effect and for one (1) year after the expiration date of the last Policy produced by the Managing General Agent under this Agreement, the Managing General Agent or its affiliates shall purchase and maintain insurance of the following types and limits of liability under which the Managing General Agent shall be covered:
(1)errors and omissions insurance policy issued by insurers rated no less than “A-” by A.M. Best Company with a minimum limit per claim equal to $2,000,000 with a retention or deductible of not more than $250,000, adjusting to a minimum limit per claim equal to $5,000,000 when premium volume exceeds $50,000,000 in any one annual period, whichever is greater.
(2)fidelity bond or other coverage for the loss, theft, defalcation, embezzlement, conversion or other misappropriation of funds handled by the Managing General Agent, including its officers and directors, with limits in an amount not less than $1,000,000 per occurrence, with a per occurrence deductible of not more than $250,000. At least thirty (30) days prior to the expiration, cancellation or modification of such insurance, the Managing General Agent or its insurer shall provide written notice to the Company.
(3)commercial general liability coverage (“CGL”) with limits of not less than $2,000,000 each occurrence, $2,000,000 personal and advertising liability coverage and $4,000,000 general annual aggregate.
17.2    The Managing General Agent shall name the Company as an additional insured on its CGL policy. The coverage and limits for the Company as additional insured shall apply as primary and non-contributory insurance before any other insurance or self-insurance maintained by or provided to the Company.

1.All insurance policies issued in compliance with this Article shall be endorsed to require that the Company be notified at least thirty (30) days in advance in the event of cancellation, non- renewal or material change in coverage of such policies.
2.The Managing General Agent shall provide the Company with valid certificates of insurance as required in this Article 17.
Article 18CONFIDENTIALITY
18.1    “Confidential Information” shall mean all information, whether or not reduced to written or recorded form, which (i) pertains to the Company or the Managing General Agent, any negotiations or business pertaining thereto, or any of the transactions either contemplates, including all financial, customer, and reinsurance information, and is not intended for general dissemination; (ii) is confidential or proprietary in nature (including any analyses, compilations, data, studies, notes, translations, memoranda, plans or other documents concerning the Company or any of its affiliates, any Nonpublic Information (as defined below), any Personal Information (as defined below) or any policyholder information), was provided to the party or its representatives by the Company or the Managing General Agent, as applicable, and relates directly or indirectly to either the Company or the Managing General Agent or the business of either; (iii) pertains to confidential or proprietary information of the Company or the Managing General Agent which has been labeled in writing as confidential or proprietary, or (iv) qualifies as non-public personal information or personal health information that is protected under state or federal law. The parties acknowledge that it is not practical, and shall not be necessary, to mark such information as “confidential,” nor to transfer it by confidential envelope or communication, in order to preserve the confidential nature of the information. For purposes of this Section 18.1, the Company is not an affiliate of the Managing General Agent.
18.2    Except as required or compelled by a court of competent authority or other provision of applicable law, the parties shall each keep confidential and shall not disclose to others and shall use reasonable efforts to prevent its affiliates, successors, and assigns, employees and agents, if any, from disclosing all Confidential Information to others, without the prior written consent of the entity owning it.
18.3    Information which: (i) is available, or becomes available, to the public through no fault or action by such party, its agents, representatives or employees; or (ii) becomes available on a non- confidential basis from any source other than the Company or Managing General Agent, as applicable, and such source is not prohibited from disclosing such information, shall not be deemed Confidential Information.
18.4    Confidential Information and all copies thereof shall remain at all times the property of the Company or the Managing General Agent, as applicable. Each party will, upon request and at the cost of the party owning the Confidential Information, promptly return any Confidential Information to the disclosing party. Confidential Information shall include any information exchanged by the parties under a non-disclosure agreement or other agreement executed in anticipation of this Agreement.

18.5    The parties each shall (i) keep Confidential Information confidential and (ii) only collect, use, process, and disclose Confidential Information for purposes of performing obligations hereunder, enforcing rights and remedies hereunder as provided herein, or complying with applicable law. The parties each agree to comply with all applicable state and federal laws and regulations relating to the confidentiality and/or privacy of any information obtained under this Agreement relating to insureds, claimants, or others. The Managing General Agent agrees to require the same obligations from all agents, adjusters, or other third parties with whom it may contract to perform all or any part of its functions under this Agreement. This provision applies to Nonpublic Information and Personal Information as well as all other Confidential Information shared pursuant to this Agreement. The parties each agree to comply with all Applicable Privacy Laws (as defined below) in the collection, storage, use, access, disclosure, processing, and transfer of Confidential Information subject to this Agreement. The parties each agree to implement administrative, physical and technical safeguards to protect any Confidential Information of the other that are no less rigorous than accepted industry standards applicable to regulated financial services entities and as are required by any data protection, privacy, or data security laws and regulations applicable to the other, the Confidential Information, or, with respect to the Confidential Information, the Company or its affiliates (“Applicable Privacy Laws”), and to ensure that all such safeguards, including the manner in which the Confidential Information is collected, accessed, used, stored, processed, transferred, disposed of and disclosed, comply with Applicable Privacy Laws, as well as the terms and conditions of this Agreement. The parties each agree to otherwise take all reasonable precautions and protections, including the creation and maintenance of written information security policies and procedures and adequately protected information technology systems, to safeguard and protect the confidentiality of the Confidential Information of the other in accordance with this Agreement and with any Applicable Privacy Laws. Consistent with and except as prohibited by this Agreement, the Managing General Agent shall be permitted to disclose Confidential Information to its affiliates and its and their respective consultants, attorneys, actuaries and auditors, subject to such parties being subject to professional or written contractual obligations of confidentiality, privacy, and security substantially similar to those provided in this Agreement.
(1)“Nonpublic Information” has the meaning set forth in New York Department of Financial Services 23 NYCRR 500.
(2)“Personal Information” shall mean (i) any “nonpublic personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder, (ii) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or an individual’s electronic device, such as name, signature, address, social security number, telephone number or other unique identifier, together with any other information that relates to an individual or household who has been so identified in any format whether written, electronic or otherwise, or (iii) as such term or similar terms (e.g., personal information, personally identifiable information) are defined in Applicable Privacy Laws.
In the event either party becomes aware of any Security Breach affecting such party, such party agrees to promptly, and within twenty-four (24) hours, notify the other of such Security

Breach (with any such notification to include a detailed summary of the Security Breach that includes: data elements and number of records exposed/misused; estimates of the effects of such Security Breach; and the corrective actions to be taken), to cooperate with the other party and its affiliates and their respective representatives in investigating and remediating such Security Breach, and to use reasonable best efforts to immediately remedy such Security Breach and prevent any further Security Breach. The party subject to the Security Breach will reimburse the other party and its affiliates and their respective representatives for actual, reasonable, out of pocket costs incurred by such parties in responding to such Security Breach, including all actual, reasonable, out of pocket costs of notice and/or remediation. To the extent that such Security Breach resulted from any action or omission of a party or any breach by such party of its obligations under this Agreement, the party at such fault shall defend, hold harmless and indemnify the other party for any third party claims relating to such Security Breach. Neither party shall identify the other party in connection with any Security Breach without first obtaining such party’s prior written consent. Each party further agrees to reasonably cooperate with the other party, at its own expense, in any litigation or other formal action as reasonably deemed necessary by the parties, relating to a Security Breach. If the Managing General Agent is subject to a Security Breach, then the Company reserves the right to require the Managing General Agent to implement commercially reasonable security measures and risk management procedures and requirements to resolve confidentiality and integrity issues relating to the Security Breach. “Security Breach” means any (i) actual or suspected unauthorized use, disclosure, access, acquisition of or any act or omission that compromises either the security, confidentiality or integrity of Confidential Information or Nonpublic Information or the physical, technical, administrative or organizational safeguards put in place by a party that relates to the protection of the security, confidentiality or integrity of Confidential Information or Nonpublic Information relating to this Agreement, (ii) receipt of a complaint in relation to the privacy practices of a party relating to this Agreement, or (iii) a party’s breach or alleged breach of this Agreement relating to privacy practices.
18.7    With regard to: (i) the Company’s Nonpublic Information and (ii) Information Systems (as defined in New York Department of Financial Services 23 NYCRR 500) that maintain, access, or process Nonpublic Information: the Managing General Agent shall comply with all requirements of 23 NYCRR 500 with regard to such Nonpublic Information and Information Systems in the same manner as is required of the Company as a covered entity under such regulations, except that the Managing General Agent shall not provide notices or filings to the Superintendent pursuant to Section 500.17 (unless the Managing General Agent independently is a “covered entity” as defined by 23 NYCRR 500). The Company has the right to periodically audit and assess the Managing General Agent’s compliance with 23 NYCRR 500 upon reasonable advance notice.
The Managing General Agent shall use effective controls, including encryption of Nonpublic Information (both in transit and at rest), Multi-Factor Authentication (as defined by 23 NYCRR 500) and Risk-Based Authentication (as defined by 23 NYCRR 500), to protect against unauthorized access to Nonpublic Information and Information Systems. Multi-Factor Authentication must be utilized, at a minimum, for any individual accessing internal networks from an external network and for any remote access.
18.8    The Managing General Agent will not retain, use, or disclose Personal Information: (i) for any purpose other than to perform the services under this Agreement or (ii) outside of the direct business relationship between the Company and the Managing General Agent. The Managing

General Agent shall not sell, rent, release, disclose, disseminate, make available, transfer or otherwise communicate Personal Information to any third party for monetary or other valuable consideration. The Managing General Agent certifies that it understands the restrictions on its processing of Personal Information as set forth in this Agreement and will comply with them.
18.9    The Managing General Agent shall cause each Producer to comply with the provisions of this Article 18.
18.10    The parties acknowledge that any failure to comply with the terms of this Article 18 will cause irreparable injury to the owner of the Confidential Information, and such party may enforce its rights under this Article by way of injunction and may obtain an injunction to enjoin or restrain any breach or threat of breach of any of these provisions. Article 18 shall survive the termination of this Agreement.
Article 19MISCELLANEOUS
19.1    The Managing General Agent is prohibited from offsetting balances due under this Agreement with any amount due under any other contract.
19.2    This Agreement (including, for the avoidance of doubt, any exhibits hereto) and the Reinsurance Agreement contain the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties hereto relating to such subject matter.
19.3    No amendments to or modifications of this Agreement shall be valid unless made in writing and executed by the Company and the Managing General Agent in the form of an amendment to this Agreement with a specified effective date.
19.4    The Company may not, directly or indirectly, assign its rights and obligations under this Agreement in whole or in part to any party without the prior written approval of the Managing General Agent. Except as provided in this Agreement, the Managing General Agent may not, directly or indirectly, assign or delegate its rights and obligations under this Agreement in whole or in part to any party without the prior written approval of the Company. The Managing General Agent agrees that its duties and obligations under this Agreement shall be due and owing also to the Company’s successors and assigns.
19.5    Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural and any term stated in the masculine, the feminine, or the neuter gender shall include the masculine, the feminine, and the neuter gender. All captions and section headings are intended to be for purposes of reference only and do not affect the substance of the articles to which they refer. The terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement. The word “or” means “and/or” unless indicated otherwise by the context.
19.6    Each party hereto agrees to execute and deliver any further documents, which may be reasonably necessary to carry out the provisions of this Agreement.

19.7    In the event that any of the provisions or portions thereof of this Agreement are held to be illegal, invalid or unenforceable by any court of competent jurisdiction or Arbitration, the validity and enforceability of the remaining provisions or portions thereof shall not be affected by the illegal, invalid or unenforceable provisions or by its severance here from giving effect to the extent possible of the original intent of the parties hereto as expressed in this Agreement as originally written.
19.8    Any and all notices required or permitted to be given under this Agreement shall be in writing and will be deemed given when personally delivering such notice or by sending it by a delivery service or by mailing it, certified mail, return receipt requested, to the parties’ address as provided below.
To the Company:

Homesite Insurance Company of Florida
One Federal Street, Suite 400
Boston, MA 02110
Attn: Thomas Hrdlick Thomas.Hrdlick@amfam.com
To the Managing General Agent:
Bowhead Specialty Underwriters, Inc.
667 Madison Avenue, 5th Floor
New York, NY 10065
Attn: Office of General Counsel
19.9    The parties hereto hereby irrevocably and unconditionally: (i) consent to submit to the exclusive jurisdiction of the courts of the federal courts located in the City of New York in the State of New York, for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts; (ii) agree and acknowledge that service of any process, summons, notice or document by mail to the address set forth in the notice provision herein shall be effective service of process for any lawsuit, action or other proceeding brought against such party in any such court; and (iii) waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the City of New York in the State of New York and waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.
19.10    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM ARISING FROM OR RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREUNDER. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that arise from or relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. This waiver will apply to any subsequent amendments, renewals, supplements or modifications of or to this Agreement.
19.11    This Agreement has been made and entered into in the State of New York. This Agreement shall be governed by New York law, without regard to conflicts of law principles. As used in this Agreement the term “Applicable Law” shall include New York law, and other any law, rule, regulation, directive or judicial or administrative decision or order which applies to conduct of business under this Agreement.
19.12    This Agreement may be executed simultaneously in several counterparts, each of which will constitute one and the same instrument.
19.13    The parties mutually represent and warrant that they are not subject to any restrictive covenants that restrict their respective abilities to enter into this Agreement. The parties further represent and warrant to each other that neither they, as entities or licensees, nor, any of its owners, officers, directors, managers, members, employees or agents have been convicted of any state or federal felony involving dishonesty or breach of trust. The parties shall have a continuing obligation to notify each other in the event any owner, officer, director, manager, member, employee, or agent is convicted of such a crime, and provide the required written consent from the appropriate regulator regarding same that is compliant with all state and federal law.
19.14    Nothing in this Agreement shall be construed as requiring the Company to monitor the book of business which is the subject of the Reinsurance Agreement for the benefit of the Reinsurer.
19.15    The parties hereby acknowledge and agree that (i) each party and its counsel have reviewed and have had an opportunity to negotiate the terms and provisions of this Agreement and have contributed or have been offered the opportunity to contribute to their revisions; (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of them; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.
19.16    This Agreement is not intended to confer upon any person other than the parties any rights or remedies hereunder.
[Signature Page Follows]

Company:	Managing General Agent:
HOMESITE INSURANCE COMPANY OF FLORIDA	BOWHEAD SPECIALTY UNDERWRITERS, INC.
By: __/s/Lorion______________ Name: Michael Lorion Title: President Date: August 7, 2024	By: _/s/ Matthew Crusey______ Name: H. Matthew Crusey Title: General Counsel Date: August 7, 2024

EXHIBIT A
SUBJECT BUSINESS
[Omitted]

EXHIBIT B
UNDERWRITING GUIDELINES
Bowhead Underwriting Guidelines
[Omitted]

EXHIBIT C
MGA COMMISSION
[Omitted]